Exhibit 99.1

Report of Independent Auditors and

Consolidated Financial Statements

Crowdstar Inc.

Nine-months ended September 30, 2016 (unaudited) and 2015

(unaudited) and Year ended December 31, 2015

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Crowdstar Inc.

Report on Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Crowdstar Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Campbell, California

June 23, 2016

CONSOLIDATED FINANCIAL STATEMENTS

CROWDSTAR INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

September 30, 2016 (unaudited) and 2015

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,023	$6,416
Accounts receivable, net	3,430	3,342
Prepaid expenses	488	449
Deferred costs	5,119	5,001
Other current assets	35	30
Total current assets	15,095	15,238
Property and equipment, net	332	378
Intangible assets, net	114	8
Total assets	$15,541	$15,624

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$1,318	$439
Accrued liabilities	2,768	2,261
Deferred revenue	16,749	16,267
Current portion long-term debt	1,262	1,254
Value-added tax reserve	—	—
Total current liabilities	22,097	20,221
Long-term debt	704	1,222
Other long-term liabilities	108	95
Total liabilities	22,909	21,538

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' DEFICIT:
Convertible Preferred Stock, $.0001 par value; 12,567,276 shares authorized at September 30, 2016 (unaudited) and December 31, 2015; 10,522,828 shares issue and outstanding at September 30, 2016 (unaudited) and December 31, 2015 (aggregate liquidation preference of $36,730)	34,977	34,977
Common Stock, $.0001 par value; 37,642,131 shares authorized at September 30, 2016 (unaudited) and December 31, 2015; 2,443,504 shares issued and outstanding at September 30, 2016 (unaudited) and December 31, 2015	—	—
Additional paid-in capital	18,022	17,736
Accumulated deficit	(60,367)	(58,627)
Total stockholders’ deficit	(7,368)	(5,914)
Total liabilities and stockholders’ deficit	$15,541	$15,624

See accompanying notes.

CROWDSTAR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

Nine Months Ended September 30, 2016 (unaudited) and 2015 and Year Ended December 31, 2015

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
REVENUE	$37,412	$26,522	$37,471
COSTS AND EXPENSES:
Cost of revenue	12,525	9,026	12,577
Research and development	7,906	5,336	7,249
Sales and marketing	16,370	12,735	17,369
General and administrative	2,108	1,784	2,396
Total costs and expenses	38,909	28,881	39,591
LOSS FROM OPERATIONS	(1,497)	(2,359)	(2,120)
INTEREST EXPENSE	(209)	(241)	(322)
OTHER EXPENSE, NET	(13)	(24)	(23)
LOSS BEFORE INCOME TAXES	(1,719)	(2,624)	(2,465)
INCOME TAX PROVISION	(21)	(5)	(4)
NET LOSS	$(1,740)	$(2,629)	$(2,469)

See accompanying notes.

CROWDSTAR INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

Nine Months Ended September 30, 2016 (unaudited) and Year Ended December 31, 2015

	Convertible				Additional		Total
	Preferred Stock		Common Stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2014	10,522,828	$34,977	2,421,744	$—	$17,442	$(56,158)	$(3,739)

Exercise of stock options	—	—	21,760	—	8	—	8
Stock-based compensation expense	—	—	—	—	286	—	286
Net loss	—	—	—	—	—	(2,469)	(2,469)
Balance at December 31, 2015	10,522,828	34,977	2,443,504	—	17,736	(58,627)	(5,914)

Issuance of common stock warrants	—	—	—	—	11	—	11
Stock-based compensation expense	—	—	—	—	275	—	275
Net loss	—	—	—	—	—	(1,740)	(1,740)

Balance at September 30, 2016 (Unaudited)	10,522,828	$34,977	2,443,504	$—	$18,022	$(60,367)	$(7,368)

See accompanying notes.

CROWDSTAR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Nine Months Ended September 30, 2016 (unaudited) and 2015 and Year Ended December 31, 2015

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,740)	$(2,629)	$(2,469)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation and amortization	161	101	162
Amortization of intangible assets	19	35	43
Stock based compensation	286	207	286
Non-cash interest expense	51	60	57
Loss on disposal of fixed assets	—	2	2
Changes in operating assets and liabilities:
Accounts receivable	(89)	(1,267)	(517)
Prepaid expenses	(55)	(202)	(93)
Deferred costs	(118)	(1,757)	(1,828)
Other current assets	(4)	1	3
Accounts payable	879	360	(514)
Accrued liabilities	507	206	762
Value-added tax reserve	—	(1,170)	(1,170)
Deferred revenue	482	5,843	5,685
Other long-term liabilities	13	21	20
Net cash provided (used) in operating activities	392	(189)	429
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(116)	(404)	(440)
Acquisition of intangible assets	(124)	(94)	(12)
Net cash used in investing activities	(240)	(498)	(452)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and bank line of credit	—	—	—
Repayment of long-term debt	(545)	—	(61)
Net cash provided (used) by financing activities	(545)	5	(53)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(393)	(682)	(76)
CASH AND CASH EQUIVALENTS, beginning of period	6,416	6,492	6,492
CASH AND CASH EQUIVALENTS, end of period	$6,023	$5,810	$6,416
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$21	$5	$4
Cash paid for interest	$158	$181	$242

See accompanying notes.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Crowdstar Inc. (“Crowdstar,” “we,” “our,” or “the Company”) is a leading global, multi-platform mobile and social gaming company. Crowdstar is home to a number of hit games including mobile titles “Covet Fashion,” “Mermaid World,” “Fish with Attitude,” and “Top Stylist”. Our games are available on a number of platforms, including the iOS platform from Apple Inc. (“Apple”), the Android platform from Google Inc. (“Google”) and Amazon.com, Inc. (“Amazon”).

Crowdstar is a Delaware corporation incorporated in 2008 using the name Hotberry Entertainment Inc. The corporation name was changed to Crowdstar Inc. on May 14, 2009. The Company is headquartered in Burlingame, California.

On June 25, 2009, a separate company, Crowdstar International Limited (“CSIL”), was formed in Ireland, which was a separate entity and held all rights to the intellectual property for certain games, while Crowdstar developed games for CSIL. Due to the existence of a voting agreement between certain stockholders owning a majority of the voting control of Crowdstar and CSIL, the entities were determined to be under common control. On May 9, 2011, the companies underwent a reorganization, which was accounted for as a transaction between entities under common control, whereby CSIL became an indirect wholly-owned subsidiary of the Company through a newly created entity, Crowdstar Luxembourg S.à.r.l. (“CS Lux”). CSIL ceased operations in July 2015 and sold existing intellectual property to Crowdstar Inc., who then licensed the two remaining Facebook games to a third party. CSIL filed for voluntary strike-off in Ireland in January 2016 and was officially struck off in May 2016.

Basis of presentation and principles of consolidation – The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the operations of Crowdstar and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Unaudited interim financial information – The accompanying interim consolidated balance sheet as of September 30, 2016, the consolidated statements of operations and cash flows for the nine-months ended September 30, 2016 and 2015, and the consolidated statement of stockholders’ deficit for the nine-months ended September 30, 2016 are unaudited. This unaudited interim consolidated financial information has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim consolidated financial information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2016, and its results of its operations and its cash flows for the nine-months ended September 30, 2016 and 2015. The financial data and other financial information disclosed in these notes to consolidated financial statements related to September 30, 2016 and the nine-months ended September 30, 2016 and 2015 are also unaudited. The results for the nine-months ended September 30, 2016 are not necessarily indicative of the results expected for the full fiscal year.

Use of estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. We base our estimates on historical experience and on various other assumptions we believe to be reasonable. These estimates include, but are not limited to, the period over which revenue is recognized on the sale of virtual goods, amortization of deferred costs, stock-based compensation, and commitments and contingencies. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our consolidated financial statements could be materially affected.

Revenue recognition – We derive revenue from the sale of virtual goods in our games as well as the sale of advertising within our games. We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual goods. Virtual goods consist of virtual items that enhance the game-playing experience or virtual currency that can be purchased and subsequently exchanged for virtual items. Players pay for virtual goods using a variety of payment systems specific to each platform, such as their Apple iTunes account when playing our games on Apple’s devices. Advertising consists of display and incentives and other media placements in mobile and internet games.

For all sources of revenue, we recognize revenue when: (1) persuasive evidence exists of an arrangement, (2) delivery has occurred or services have been provided, (3) the fee is fixed or determinable, and (4) collection is reasonably assured.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sale of virtual goods – We meet the criteria for evidence of an arrangement, a fixed or determinable fee, and reasonably assured collection at the time a player purchases the virtual currency or the virtual good using the respective platform’s payment system. We do not provide any refund rights and payment by the player is made using a credit card to the respective platform provider at the time the virtual currency or virtual goods are purchased.

The terms and conditions for the sale of virtual items typically state that we are under no obligation to continue hosting the game for players who purchased virtual currency or virtual goods, and players have no ongoing rights to the virtual currency or virtual goods. However, for purposes of determining when the service has been provided to the player, we have concluded that an implied obligation exists to the player to continue displaying the purchased virtual goods within the game for as long as the player plays the game or until the virtual good has been consumed, if earlier. Proceeds from the sale of virtual goods are initially recorded in deferred revenue.

Virtual goods represent items that are accessible to the player over an extended period of time. We recognize revenue on the sale of virtual goods, or the sale of virtual currency that can be used to purchase virtual goods, ratably over the estimated average period that paying players typically play that game (“Paying User Life”). If we do not have the ability to estimate the Paying User Life based on actual historical data for that game for a specific period, then we use the Paying User Life from the closest period for the same game that is available or from another game that we believe to be the most similar. In the event we cannot estimate the Paying User Life for a game, we would recognize revenues from virtual goods or virtual currency ratably over the estimated game life; however, we have never had to apply this approach.

We estimate the average period that paying players typically play based on an analysis of their return activity during the time period subsequent to their first payment. We aggregate these return events into monthly cohorts. These cohorts are groups of first-time paying players whose log-in data are used to calculate return rates. We use the return rates for each cohort to plot an exponential curve showing player attrition as a function of time. We calculate the area under the curve in order to determine our estimate of the Paying User Life, rounded up to the nearest whole month.

Future user behavior may differ from historical user behavior, and therefore the estimated average Paying User Life may change in the future. We assess the Paying User Life on a quarterly basis using recent paying player data and apply the estimate to current bookings to determine the appropriate recognition period. When our estimate of Paying User Life changes for a particular game, we adjust the revenue recognition schedules for any remaining deferred revenue to reflect the new Paying User Life estimate.

For revenue earned through mobile platforms, including Apple iOS, Google Android, and Amazon, and revenue earned through the Facebook platform, we recognize online game revenue based on the gross amount paid by the player because we are the primary obligor and we determine the price to be paid by the player.

As noted above, for revenues from mobile platforms such as Apple iOS, Google Android, and Amazon, and for Facebook, we recognize revenue based on the gross amount paid. Any platform fees or commissions are recognized as cost of revenue. We defer the amounts retained by these platform providers, which are reflected in deferred costs in the consolidated balance sheets, and recognize them to cost of revenue over the Paying User Life of the related game.

All revenue is recognized net of any indirect taxes, such as value-added tax, owed by us or by our partners.

Sale of advertising – We generate advertising revenue through value-exchange ads and the display of branded banners within the game environment. We record related revenues as the advertisements are delivered. We report our advertising revenue net of amounts due to advertising agencies and brokers because we are not the primary obligor in these arrangements, and we do not set the pricing, as we do not establish or maintain a relationship with the advertiser.

Licensing – We generate licensing revenue from partners in foreign countries who distribute localized versions of our games to local platform providers. We report our licensing revenue net of amounts due to these partners because we are not the primary obligor in these arrangements, and we do not set the pricing, as we do not establish or maintain a relationship with the local platform providers.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue by type – The following table presents the components of revenue for periods presented (in thousands):

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Virtual goods	$34,245	$24,767	$34,794
Advertising	3,167	1,670	2,591
Licensing and other	—	85	86
Total revenue	$37,412	$26,522	$37,471

Cash and cash equivalents – Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less, including demand deposits and overnight investments. Interest income is accrued as earned.

Concentration of risk – Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash and cash equivalents with two financial institutions. The deposits exceed federally insured limits, but management believes that the strength and size of the financial institutions mitigate the related concentration risk.

The Company derives its accounts receivable, which are unsecured, from revenues earned primarily from platforms and customers located in the United States. We make estimates for the allowance for doubtful accounts when there is doubt as to our ability to collect balances due to us. We have not experienced any material credit losses to date.

For the nine months ended September 30, 2016, revenue from mobile platforms in excess of 10% of total revenue included Apple at 57% (unaudited) and Google at 31% (unaudited). For the nine months ended September 30, 2015, revenue from mobile platforms in excess of 10% of total revenue included Apple at 61% (unaudited) and Google at 25% (unaudited). For the year ended December 31, 2015, revenue from mobile platforms in excess of 10% of total revenue included Apple at 60% and Google at 27%.

At September 30, 2016 (unaudited), Apple accounted for 47%, Google accounted for 25% and Tapjoy accounted for 12% of total accounts receivable. At December 31, 2015, Apple accounted for 53%, Google accounted for 24% and Tapjoy accounted for 16% of total accounts receivable. No other customer accounted for more than 10% of accounts receivable at September 30, 2016 (unaudited) and December 31, 2015.

Accounts receivable, allowance for doubtful accounts, and allowance for chargebacks – Accounts receivable are recorded at the invoiced amount, net of any allowance for chargebacks and/or doubtful accounts. Chargebacks occur when a player disputes a charge with his or her credit card company. We estimate chargebacks based on historical data and record such amounts as an adjustment to revenue. As of September 30, 2016 (unaudited) and December 31, 2015, there was $35 thousand and $15 thousand recorded in our allowance for chargebacks, respectively. We review accounts receivable on a periodic basis and evaluate our ability to collect balances primarily based on the age of the balance and the customer’s payment history and creditworthiness. We include in our allowance for doubtful accounts certain specifically identified potentially uncollectible accounts, which are determined based on a review of all outstanding invoices. As of September 30, 2016 (unaudited) and December 31, 2015 and, there was no allowance for doubtful accounts recorded.

Property and equipment – Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets of three years, with the exception of leasehold improvements, which are amortized over the shorter of their estimated useful lives or the lease term. Maintenance and repairs are charged to expense as they are incurred.

Intangible assets – Intangible assets include acquired developed technology and internal-use software development costs. Intangible assets are carried at cost less accumulated amortization. Amortization is recorded over the estimated useful lives of the assets, generally 12 to 24 months.

The Company capitalizes costs incurred during the application development stage relating to the development of our online and mobile games and computer software developed or purchased for internal use. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company capitalized certain internal-use software development costs totaling approximately $124 thousand (unaudited) and $12 thousand during the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. During the year ended December 31, 2015 and the nine months ended September 30, 2016 and 2015, amortization of internal-use software development costs totaled approximately $36 thousand, $19 thousand (unaudited) and $27 thousand (unaudited), respectively.

Impairment of long-lived assets – The carrying amounts of our long-lived assets, including intangible assets and property and equipment, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset or asset group to the future undiscounted cash flows the asset or asset group is expected to generate.

If the asset or asset group is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. No impairment losses have been recorded for the year ended December 31, 2015 and the nine months ended September 30, 2016 and 2015 (unaudited).

Stock-based compensation – We recognize stock-based compensation on a straight-line basis using the single-option attribution method over the requisite service period of the award, which is generally four years. We recognize stock-based compensation expense for awards that are expected to vest. Accordingly, expense related to awards for which the requisite service has not been provided reflects an estimate of future forfeitures based on historical pre-vesting termination behavior.

We estimate the fair value of employee stock options using the Black-Scholes option-pricing model. The fair value of an award is affected by the deemed fair value of the underlying Common Stock on the date of option grant, as well as other assumptions, including the risk-free interest rate, the expected term of the award, the estimated volatility of our stock price, and the expected dividend yield.

For stock-based compensation issued to nonemployees, including consultants, we record expense related to stock options equal to the fair value of the options calculated using the Black-Scholes model over the service performance period. The fair value of options granted to nonemployees is remeasured over the vesting period and is recognized as an expense over the period the services are received.

Research and development – Research costs are charged to operations as incurred.

Income taxes – We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when it is more-likely-than-not that some, or all, of the deferred tax assets will not be realized. Income tax expense is the tax payable for the period in addition to the net change during the period in deferred tax assets and liabilities.

The Company follows a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an examination by taxing authorities, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Foreign currency transactions – The functional currency of our international subsidiaries is the U.S. dollar. For these subsidiaries, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates. Gains and losses from remeasurement are included in other income, net, in the consolidated statements of operations. We recognized a loss of $0 (unaudited), $17 thousand (unaudited) and $18 thousand for the nine months ended September 30, 2016 and 2015 and the year ended December 31, 2015, respectively.

Comprehensive loss – Comprehensive loss consists of our net loss and other comprehensive income (loss). Other comprehensive income (loss) includes all gains and losses that are recorded as an element of stockholders’ equity but are excluded from net loss. To date, we have not recorded any other comprehensive income (loss); therefore, our net loss represents our comprehensive loss for the nine months ended September 30, 2016 (unaudited) and 2015 (unaudited) and for the year ended December 31, 2015.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising costs – Costs for advertising are expensed as incurred. Advertising costs, which are included in sales and marketing expense, primarily consisting of user acquisition costs, totaled $13.1 million (unaudited) and $10.0 million (unaudited) for the nine months ended September 30, 2016 and 2015, respectively, and $13.6 million for the year ended December 31, 2015.

New accounting pronouncements – In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016‑15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the impact of the adoption of the new standard on its consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016‑12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments are intended to (i) clarify the objective of the collectability criterion in Step 1, (ii) add a new criterion to paragraph 606‑10‑25‑7 to clarify when revenue would be recognized for a contract that fails to meet criteria in Step 1, (iii) permits an entity, as an accounting policy election, to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price, (iv) specify that the measurement date for noncash consideration is contract inception, (v) clarify that the variable consideration guidance applies only to variability resulting from reasons other than the form of the consideration, (vi) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented in accordance with Topic 606 when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations, (vii) clarify that a completed contract for purposes of transition is a contract for which all of the revenue was recognized under legacy GAAP before the date of initial application, (viii) clarify that an entity retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The standard will be effective for nonpublic business entities for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements, information technology systems, process, and internal controls.

In April 2016, the FASB issued ASU No. 2016‑10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments are intended to clarify the identifying performance obligations and the licensing implementation guidance. The standard will be effective for nonpublic business entities for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements, information technology systems, process, and internal controls.

NOTE 2 – FAIR VALUE MEASUREMENT

GAAP provides that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than the quoted prices included within level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 – Unobservable inputs for the assets or liabilities in which there is little or no market data, which requires the Company to develop its own assumption.

Our financial instruments consist of a preferred stock warrant liability included in “other long-term liabilities” in the consolidated balance sheets. The preferred stock warrant liability consists of a warrant to a lender in connection with a loan and security agreement (Note 5). There is no active market for the warrant or for similar warrants. The fair value of

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the warrant was calculated using the Black-Scholes option pricing model with the following assumptions at September 30, 2016 (unaudited): estimated term of eight years, average volatility of 58.5% and risk free interest rate of 1.49% and at December 31, 2015: estimated term of nine years, average volatility of 60.0% and risk free interest rate of 2.27%.

The following tables sets forth by level, within the fair value hierarchy, the Company’s liabilities at fair value as of September 30, 2016 (unaudited), and December 31, 2015:

	Liabilities at fair value at September 30, 2016 (Unaudited)
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$(108)	$(108)

	Liabilities at fair value at December 31, 2015
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$(95)	$(95)

The table below sets forth a summary of changes in the fair value of the Company’s level 3 liabilities for the nine months ended September 30, 2016 (unaudited):

Level 3 liabilities
Balance, December 31, 2015	$(95)
Change in fair value (unaudited)	(13)
Balance, September 30, 2016 (unaudited)	$(108)

NOTE 3 – SIGNIFICANT BALANCE SHEET COMPONENTS

Property and equipment – Property and equipment, net, consist of the following (in thousands):

	September 30,	December 31,
	2016	2015
	(Unaudited)
Computer equipment	$552	$452
Computer software	817	817
Furniture and Fixtures	16	7
Leasehold improvements	405	399
	1,790	1,675
Less: accumulated depreciation and amortization	(1,458)	(1,297)
Property and equipment, net	$332	$378

Depreciation and amortization expense relating to property and equipment was $162 thousand for the year ended December 31, 2015 and $161 thousand (unaudited) and $101 thousand (unaudited) for the nine months ended September 30, 2016 and 2015, respectively.

Intangible assets – Intangible assets consist of the following (in thousands):

		September 30, 2016 (Unaudited)
	Weighted average useful life	Gross carrying amount	Accumulated amortization	Net carrying value
Developed technology	20 months	$303	$(303)	$—
Internal-use software	13 months	1,757	(1,643)	114
		$2,060	$(1,946)	$114

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		December 31, 2015
	Weighted average useful life	Gross carrying amount	Accumulated amortization	Net carrying value
Developed technology	20 months	$303	$(303)	$—
Internal-use software	13 months	1,633	(1,625)	8
		$1,936	$(1,928)	$8

Amortization expense relating to intangible assets was $19 thousand (unaudited) and $35 thousand (unaudited) for the nine months ended September 30, 2016 and 2015, respectively, and $43 thousand for the year ended December 31, 2015. As of September 30, 2016, future amortization expense related to intangible assets of $114 thousand (unaudited) is expected to be recognized in 2017.

Accrued liabilities – Accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2016	2015
	(Unaudited)
Advertising costs	$1,693	$1,355
Payroll related	788	648
Other	287	258
Total accrued liabilities	$2,768	$2,261

NOTE 4 – INCOME TAXES

The Company’s book loss before tax is as follows (in thousands):

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Domestic	$(1,707)	$(2,777)	$(5,669)
Foreign	(12)	153	3,204
	$(1,719)	$(2,624)	$(2,465)

The components of the provision for income taxes are as follows (in thousands):

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Current:
Federal	$—	$—	$—
State	(1)	(2)	(2)
Foreign	(20)	(3)	(2)
Total current	(21)	(5)	(4)
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—
Provision for income taxes	$(21)	$(5)	$(4)

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Expected provision at federal statutory tax rate (34%)	34%	34%	34%
State taxes, net of federal benefit	6%	(16)%	(15)%
Stock based compensation	(3)%	(2)%	(3)%
Foreign rate differential	—	13%	14%
Tax credits	8%	4%	6%
Other permanent differences	2%	(8)%	(10)%
Other	(1)%	—	—
Change in valuation allowance	(47)%	(25)%	(26)%
	(1)%	—%	—%

The tax effects of significant temporary differences representing net deferred tax assets consist of the following (in thousands):

	September 30,	December 31,
	2016	2015
	(Unaudited)
Deferred tax assets (liabilities):
Net operating loss carryforwards	$16,740	$16,258
Credits	1,467	1,263
Depreciation and amortization	390	398
Accruals and other	297	191
Deferred revenue	(1,777)	(1,736)
Stock compensation	572	519
Total deferred tax assets	17,689	16,893
Less: valuation allowance	(17,689)	(16,893)
Total deferred tax assets, net	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its federal and state deferred tax assets at September 30, 2016 (unaudited) and December 31, 2015. The Company’s valuation allowance increase by $0.8 million (unaudited) and $1.1 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. As of September 30, 2016 (unaudited), the Company had federal and state NOL carryforwards for tax purposes of approximately $44.6 million and $45.7 million, respectively. As of December 31, 2015, the Company had federal and state net operating loss (“NOL”) carryforwards for tax purposes of approximately $43.1 million and $27.4 million, respectively. These carryforwards will expire in tax years beginning in 2031 and 2030 for federal and state, respectively.

As of September 30, 2016 (unaudited), the Company had federal and state research credit carryforwards of approximately $1.1 million and $987 thousand, respectively. As of December 31, 2015, the Company had federal and state research credit carryforwards of approximately $928 thousand and $825 thousand, respectively. These carryforwards will expire in tax years beginning in 2028 for federal and will not expire for state.

As of September 30, 2016 (unaudited) and December 31, 2015, the Company had state new job credit carryforwards of approximately $127 thousand expiring beginning in 2018.

Utilization of our NOL and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided in Section 382 of the Internal Revenue Code of 1986 (“the Code”), as amended, and similar state provisions. This annual limitation may result in the expiration of our NOL and tax and tax credit carryforwards before utilization.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income in making this assessment. We have concluded that it is more likely than not that our domestic deferred tax assets will not be realized. As a result, we have recorded a full valuation allowance against our deferred tax assets.

The Company adopted Accounting Standard Codification (“ASC”) 740‑10, Income Taxes, in 2010. This adoption did not have an impact on the accumulated deficit balance. The Company has unrecognized tax benefits of approximately $18.4 million (unaudited) and $16.8 million as of September 30, 2016 and December 31, 2015, respectively. ASC 740‑10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on de-recognition, classification, interest and penalties, and disclosure. Uncertain tax positions must be reviewed at each balance sheet date. Our policy is to recognize penalties and interest related to unrecognized tax benefits in the provision for income taxes. As of September 30, 2016 (unaudited) and December 31, 2015, there are no interest or penalties for uncertain tax positions. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company files income tax returns in the U.S. federal, various state, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by various taxing authorities. CSIL was audited by Ireland Revenue for all taxes for the periods 2011 forward. This audit was closed and tax clearance was received from Ireland Revenue in 2015 (see Note 8 for more details.)

NOTE 5 – BANK AND VENTURE LOANS

In July 2012, the Company entered into a one-year revolving credit facility that provided for borrowings up to $2.5 million, subject to a borrowing base equal to 80% of the Company’s eligible accounts receivable and was secured by substantially all assets of the Company. The facility accrued interest at a floating per annum rate equal to the greater of two and one-half of one percent above the prime rate, or five and three-quarters of one percent during any period in which our liquidity was less than $2.0 million, or the greater of one and three-quarters of one percent above the prime rate or five percent at all other times. In July 2013, the Company extended the facility for one additional year under the same terms. In November 2013, the Company drew $550 thousand on the facility with an interest rate of 5%, which remained outstanding as of December 31, 2013.

In June 2014, the facility was amended and restated providing for maximum advances up to $4.0 million, subject to an advance rate of 85% of specific eligible accounts receivable and maturing on July 23, 2015. The facility accrues interest at the greater of the prime rate plus two and one half percent or five and three quarters percent, provided; however, for any period that the Company’s unrestricted cash on deposit exceeds the outstanding borrowings, the facility accrues interest at a per annum rate equal to the greater of: (a) the prime rate plus one percent or (b) four and one quarter percent. The balance outstanding on the previous facility was rolled over to the new facility along with $2 thousand of interest for a total outstanding of $552 thousand, which remains outstanding as of September 30, 2016 and December 31, 2015 and is included in “current portion long-term debt” in the consolidated balance sheets. In 2015 the facility was amended to extend the maturity date to September 18, 2017.

In December 2014, the Company entered into a venture loan and security agreement that provided for borrowings of up to $3.0 million in two separate loans: 1) Loan A of $2.0 million to be issued upon execution of the related loan, note, and warrant agreements by December 19, 2014 and 2) Loan B of $1.0 million to be issued upon execution of the related note and warrant agreements in addition to execution of a specific license agreement by the loan commitment termination date of June 30, 2015. The loans accrue interest at the per annum rate of 10.75% plus the amount by which the one month LIBOR Rate exceeds 0.50%.

Loan A was funded in December 2014 with interest-only payments for the first twelve months and then principal and interest payments for the next thirty-three months, with an additional $60 thousand payment due on the maturity date of September 1, 2018. This final payment is being accrued over the life of the loan based on the effective interest method to premium on long-term debt. $16 thousand (unaudited) and $19 thousand (unaudited) and $25 thousand was accrued for and recorded as interest expense during the nine months ended September 30, 2016 and 2015 and the year ended December 31, 2015, respectively.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the Loan A funding, a warrant was issued to the lender to purchase shares of preferred stock, which at the lender’s election could be: (i) the Company’s presently authorized Series 3 Convertible Preferred Stock (“Series 3”), or (ii) the next round of preferred stock issued in a qualified financing of not less than $5 million, at an exercise price of $1.6572 or the lowest effective price per share of the next round of preferred stock, respectively. The number of shares is to be determined by dividing $125 thousand by the warrant price determined above. The Company estimated the fair value of these warrants to be $76 thousand using the Black-Scholes option pricing model with the following assumptions: estimated term of ten years, average volatility of 65.8%, and risk free interest rate of 2.14%. As the warrants were for shares of preferred stock and the number of warrant shares were based upon a fixed monetary amount known at inception, the warrants have been accounted for under ASC 480, Distinguishing Liabilities from Equity, as a long-term liability, with subsequent changes in fair value to be recorded in earnings, and as a discount to long-term debt to be amortized to interest expense using the effective interest method. $20 thousand (unaudited), $24 thousand (unaudited) and $32 thousand was amortized to interest expense during the nine months ended September 30, 2016 and 2015, and the year ended December 31, 2015 respectively.

Venture loan repayments by year are as follows:

2016	$182
2017	727
2018	485
1,394
Unamortized discount, net of premium	20
Total long-term debt, net	1,414
Current maturities of long-term debt, net of discount	(710)
Total long-term debt	$704

NOTE 6 – STOCKHOLDERS’ EQUITY

At December 31, 2015, the Company was authorized to issue: (i) 37,642,131 shares of Common Stock of par value $0.0001 per share and (ii) 12,567,276 shares of Convertible Preferred Stock of par value $0.0001 per share.

Convertible Preferred Stock

The following table summarizes information related to our Convertible Preferred Stock as of December 31, 2015 (in thousands, except per share amounts):

	Authorized shares	Issued and outstanding	Gross proceeds	Net proceeds	Liquidation amount
Series 1	1,251,802	1,251,802	$1,001	$1,001	$1,001
Series 2	1,428,165	1,043,142	22,094	22,043	22,094
Series 3	9,887,309	8,227,884	12,064	11,933	13,635
	12,567,276	10,522,828	$35,159	$34,977	$36,730

The discussion below reflects the rights and preferences of our respective series of Convertible Preferred Stock as set forth in our certificate of incorporation, as amended.

Conversion rights – Any Convertible Preferred Stock may be converted at any time, at the option of the holder, into Common Stock with Series 1 Convertible Preferred Stock (“Series 1”) and Series 3 Convertible Preferred Stock (“Series 3”) being converted on a one-to-one conversion basis, and Series 2 Convertible Preferred Stock (“Series 2”) being converted on a 12.7811972:1 conversion basis. Convertible Preferred Stock would be automatically converted to Common Stock only upon the closing of a firmly underwritten public offering in which the share price is 2.5 times the original issue price of the Convertible Preferred Stock and the cash proceeds are in excess of $50 million. The Convertible Preferred Stock is not redeemable.

Voting rights – Following its issuance of Series 3 in May 2013, for voting matters other than for the Board of Directors, the holders of each series of Convertible Preferred Stock could vote together as a single class, with 60% of the Convertible Preferred Stock necessary for the Company to take actions such as redeeming Convertible Preferred Stock, declaring dividends, issuing shares, etc. The authorized size of the Board of Directors remained at five members. Of these members,

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YouWeb LLC, Time Warner Inc., and Intel Capital Corporation could each elect one member, so long as they maintained their respective ownership of Common Stock on an as-converted basis of their preferred holdings at or above individually specified levels, for a total of three members. The Company’s Chief Executive Officer (“CEO”) is elected as the fourth member of the Board of Directors. A fifth independent director may be appointed by the other four members of the Board of Directors.

Liquidation preferences – Upon any voluntary or involuntary liquidation, dissolution, or winding up of Crowdstar, the holders of Series 3 are entitled to receive in preference to the holders of Series 2, Series 1, and Common Stock, an amount per share of Series 3 equal to the applicable original issue price of $1.6572 per share plus all declared and unpaid dividends on such share of Series 3. If the assets and funds legally available for distribution among the holders of Series 3 are insufficient to permit payment in full to each holder of Series 3, then such assets and funds shall be distributed among the holders of Series 3 at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After payment in full to the holders of Series 3 as set forth above, the holders of Series 2 are entitled to receive in preference to the holders of Series 1 and Common Stock, an amount per share of Series 2 equal to the applicable original issue price of $21.181 per share plus all declared and unpaid dividends on such share of Series 2. If the assets and funds legally available for distribution among the holders of Series 2 are insufficient to permit payment in full to each holder of Series 2, then such assets and funds shall be distributed among the holders of Series 2 at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After payment in full to the holders of Series 2 as set forth above, the holders of Series 1 are entitled to receive in preference to the holders of the Common Stock, an amount per share of Series 1 equal to the applicable average original issue price of $0.7996 per share plus all declared and unpaid dividends on such share of Series 1. If the assets and funds legally available for distribution among the holders of Series 1, subsequent to the payment in full to the holders of Series 3 and Series 2, are insufficient to permit payment in full to each holder of Series 1, then such assets and funds shall be distributed among the holders of Series 1 at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the payment of the full liquidation preference of the Convertible Preferred Stock, the remaining assets shall be distributed ratably to the holders of Series 3 and Series 2 on an as-if-converted to Common Stock basis, Common Stock, and Crowdstar’s Stock Appreciation Rights (“SARs”), Acquisition Bonus Plan, and Chief Executive Officer Carveout Plan, as applicable, until the holders of Series 2 have received an aggregate amount per share equal to 2.5 times the applicable original issue price and until the holders of Series 3 have received an aggregate amount per share equal to 2.5 times the applicable original issue price. Thereafter the remaining assets shall be distributed ratably to the holders of Common Stock, SARs, Acquisition Bonus Plan, and the Chief Executive Officer Carveout Plan, as applicable.

The Acquisition Bonus Plan is a bonus plan that would be funded by the Company upon a qualifying liquidation event, with related proceeds paid out to the holders of its participating units. The holders are early employees and service providers of Crowdstar who would receive bonus payments under the Acquisition Bonus Plan to cover a substantial portion of the exercise costs associated with certain of their option grants received in the May 2011 corporate reorganization.

The Chief Executive Officer Carveout Plan is a bonus plan that would be funded by the Company upon a qualifying liquidation event, with related proceeds paid out to the Company’s Chief Executive Officer, Jeffrey Tseng, contingent on the amounts distributed according to a Common Share being higher than $0.37.

Dividends – The Company shall not pay or declare any dividends, or make any other distribution on Common Stock or redeem any shares of Common Stock, unless the holders of all the series of Convertible Preferred Stock have first received payments on all dividends declared by the Board of Directors of the Company on Series 1, Series 2, and Series 3, calculated noncumulatively at a rate of 8% per annum of the original issue price per share of $0.7996, $21.181, and $1.6572, respectively. In the event dividends are paid on any share of Common Stock, the Company shall pay an equal additional dividend on Convertible Preferred Stock of an equal per share amount (on an as-if-converted basis). Repurchase of Common Stock at or below fair market value or stock repurchases approved by the Board of Directors and the holders of Convertible Preferred Stock are excluded from the above conditions.

Stock Repurchases – As of September 30, 2016 (unaudited) and December 31, 2015, there were no shares of Common Stock that were subject to repurchase and zero shares repurchased by the Company in 2015 and the nine months ended September 30, 2016 (unaudited).

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

Employee share option plans – In August 2008, we adopted the 2008 Stock Plan. The 2008 Stock Plan is administered by our Board of Directors. Under the 2008 Stock Plan, the plan administrator is permitted to determine various terms and conditions of our option and restricted stock grants, including among other things, option expiration dates (generally ten years from the date of grant), vesting terms (generally over a four-year period, with 12.5% vesting at the end of the first six-month period, and the balance vesting ratably on a monthly basis over the remaining period).

The 2008 Stock Plan provides for stock option grants at an exercise price as determined by the plan’s administrator, but in the case of incentive stock options, no less than 100% of the fair value of the Common Stock subject to the option on the date of grant and 110% for owners of 10% or more of our Common Stock. The 2008 Stock Plan was amended in May 2013 to increase the total number of shares reserved and available for grant under the plan from 2,666,903 to 10,199,748.

On May 9, 2011, we adopted the Crowdstar Inc. 2011 SAR Plan (“SAR Plan”) and established the Crowdstar Inc. Change of Control Bonus Plan (“Change of Control Bonus Plan”). The SAR was established to grant 52,172 shares of SARs to Crowdstar in order to provide a source of funds for the Change of Control Bonus Plan. The Change of Control Bonus Plan provides for a bonus pool for ex-service providers of Crowdstar that are only exercisable upon a change of control as defined in the plan. The SAR Plan was established solely for these grants, and no further grants are permitted. The authorized SAR Plan shares and grants are not included in the tables below, as they are contingent on a change of control and are therefore not considered outstanding.

On June 25, 2013, we adopted the Chief Executive Officer Acquisition Bonus Plan, which provides for a bonus pool for Jeffrey Tseng, the Company’s Chief Executive Officer, equal to the cost of exercising option grants for 2,446,964 shares of Common Stock granted to the Chief Executive Officer on the same date, contingent on a change of control and amounts distributed per Common Share in the liquidation event being, at a minimum, equal to the exercise price of the applicable option grant.

Stock option activity – The following table shows stock option activity:

		Stock options outstanding
	Stock options available for grant	Stock options	Weighted average exercise price	Weighted average remaining contractual life (in years)
Balance as of December 31, 2014	2,927,876	6,885,898	$0.52	7.47
Grants	(3,165,175)	3,165,175	$0.44
Exercises	—	(21,760)	$0.38
Cancellations/forfeitures	620,935	(620,935)	$0.46
Balance as of December 31, 2015	383,636	9,408,378	$0.50	8.01
Grants (unaudited)	(345,300)	345,300	$0.44
Exercises (unaudited)	—	—
Cancellations/forfeitures (unaudited)	432,746	(432,746)	$0.46
Balance as of September 30, 2016 (unaudited)	471,082	9,320,932	$0.50	8.01
Options vested and expected to vest		8,889,131	$0.52	7.21

The aggregate intrinsic value of options exercised during the year ended December 31, 2015 was insignificant. The total fair value of options that vested during the nine months ended September 30, 2016 (unaudited) and the year ended December 31, 2015 was $170 thousand and $244 thousand, respectively.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of options granted to employees was estimated on the date of grant using the Black-Scholes Model, with the following assumptions:

Nine Months Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Expected term, in years	5.9 - 6.0	5.3 - 6.0	5.3 - 6.0
Expected volatility	55.3% - 56.6%	58.1% - 62.1%	57.0% - 62.1%
Average risk-free interest rate	1.2% - 1.6%	1.5% - 1.8%	1.5% - 1.8%
Dividend yield	—	—	—
Grant date fair value of underlying common stock	$0.45 - $0.74	$0.39 - $0.45	$0.39 - $0.45

The risk-free interest rate assumption is based upon U.S. Treasury interest rates appropriate for the expected term of the awards.

Because we are a nonpublic company, we have calculated our estimated volatility using historical volatilities for comparable publicly traded organizations within our industry considering the stage of life cycle, size, market capitalization, and financial leverage of the comparable companies.

We use the simplified method to determine the estimated period of time that we expect employees to hold their stock options.

Our expected dividend rate is zero, since we do not currently pay cash dividends and do not anticipate doing so in the foreseeable future.

The weighted-average fair value per share of grants made during the nine months ending September 30, 2016 (unaudited) and during 2015 was $0.44 $0.26, respectively.

Total stock-based compensation expense for the nine months ended September 30, 2016 (unaudited) and 2015 (unaudited) and for the year ended December 31, 2015, as recognized in our consolidated statements of operations, is as follows (in thousands):

	Nine Months Ended
	September 30,		December 31,
	2016	2015	2015
	(Unaudited)	(Unaudited)
Cost of revenue	$11	$13	$18
Research and development	55	50	65
Sales and marketing	34	63	84
General and administrative	175	81	119
Total stock-based compensation	$275	$207	$286

Employee stock-based compensation related to unvested stock options was $0.5 million as of September 30, 2016 (unaudited) and $0.4 million as of December 31, 2015. We expect to recognize this expense over a weighted-average period of 2.6 and 2.8 years, respectively.

For the nine months ended September 30, 2016 and 2015 and the year ended December 31, 2015 we recognized nonemployee stock-based compensation expense of $15 thousand (unaudited) and $7 thousand (unaudited) and $12 thousand, respectively. During the nine months ended September 30, 2016 and 2015 and in 2015, we granted 18,000 (unaudited), 75,800 (unaudited) and 75,800 new option grants to nonemployees, respectively. The compensation expense for grants to nonemployees is marked to market on a quarterly basis for the portion of the award that vested during the period until performance is complete.

Common Stock – Our certificate of incorporation, as amended, designates and authorizes us to issue 37,642,131 shares of Common Stock with a par value of $0.0001 per share.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We had reserved shares of Common Stock for issuance as follows:

	September 30,	December 31,
	2016	2015
	(Unaudited)
Conversion of Preferred Stock	22,812,287	22,812,287
Common Stock warrants	515,246	474,928
Preferred stock warrant	75,428	75,428
Outstanding stock options	9,320,932	9,408,378
Stock appreciation rights	52,172	52,172
Stock options available for future grant	471,082	383,636
	33,247,147	33,206,829

Common Stock warrants – In May 2011, we issued a warrant to purchase 55,460 shares of Common Stock with an exercise price of $8.51 per share as consideration for a third party’s past services. This warrant was issued to replace a CSIL Phantom Option Plan grant of Common Stock that was previously granted to the third party and was canceled in May 2011 upon the cancellation of the plan. The warrant is exercisable at any time prior to the expiration date of May 17, 2016. The warrant has been recorded as an equity instrument. Since options granted under the Phantom Option Plan were considered improbable to vest, and hence no compensation expense was booked, we expensed the new warrant on its date of grant. We determined the fair value of the warrant using the Black-Scholes option-pricing model as approximately $261 thousand. The warrant was expired as of September 30, 2016.

In May 2013, a Series 3 investor was deemed an “Over-Subscribing Purchaser” as defined by the Series 3 purchase agreement and as a result they also purchased warrants in the first and second closings which gave them the right to purchase 27,076 and 5,414 shares of Common Stock, respectively. The Company estimated the fair value of these warrants to be $89 thousand and $5 thousand, respectively using the Black-Scholes option pricing model with the following assumptions: estimated term of seven years, average volatility of 61.4% and 77.8%, respectively, and risk free interest rates of 1.37% and 1.20%, respectively. In August 2013, the warrants were modified from an exercise price of $8.31 to $0.37. The warrants remain outstanding as of September 30, 2016 (unaudited).

In June 2013, we issued warrants to purchase 334,208 and 52,770 shares of Common Stock with an exercise price of $0.37 per share in conjunction with the issuance of Series 3 to two investors who participated in the financing at more than their pro-rata requirement. The warrants expire on June 24, 2020 and have been recorded as equity instruments. We estimated the fair value of the warrants to be $82 thousand and $12 thousand, respectively, using the Black-Scholes option-pricing model with the following assumptions: estimated term of seven years, average volatility of 70.25%, and risk free interest rate of 2.03%. The value of the warrants was recorded as issuance costs associated with the preferred stock financing. The warrants remain outstanding as of September 30, 2016 (unaudited).

In June 2013 we issued a warrant to purchase 177,875 shares of Common Stock with an exercise price of $0.37 as consideration for a third party’s services with an expiration date of June 25, 2015. The warrant was recorded as an equity instrument. We estimated the fair value of the portion of the warrant that vested quarterly, totaling approximately $10 thousand, using the Black-Scholes option-pricing model on a quarterly basis with the following assumptions: quarter two: estimated term of 2.00 years, average volatility of 64.28%, and risk free interest rate of 0.34%, quarter three: estimated term 1.73 years, average volatility of 57.94%, and risk free interest rate of 0.27%, quarter four: estimated term 1.48 years, average volatility of 55.34%, and risk free interest rate of 0.25%. Based on the vesting schedule, 95,778 shares issuable upon exercise of the warrant vested through December 31, 2013 and the remainder of 82,097 shares are no longer issuable as vesting stopped when the agreement terminated on December 25, 2013. The warrant expired in 2015.

In January 2016, we issued a warrant to purchase 95,778 shares as consideration for a third party’s services with an exercise price of $0.45 and exercise period of two years. The warrant was recorded as an equity instrument. We estimated the fair value of the warrants to be $11 thousand using the Black-Scholes option-pricing model with the following assumptions: Estimated term of two years, average volatility of 43.8%, and risk free interest rate of .8%. The value of the warrant was expensed in the first quarter of 2016.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – 401(k) PLAN

We have a 401(k) plan that covers all employees who meet certain eligibility requirements. Our 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Code. Any employer match is discretionary. The Company has made no employer match contributions to date.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Lease commitments – As of December 31, 2015, the Company had one noncancellable operating lease for office space for its headquarters in Burlingame, California, which expired in December 2016. In July 2016, an additional office space was leased in the same building, which expires in June 2017. Total future minimum lease payments under these leases are $82 thousand and $364 thousand for the remaining portion of 2016 and 2017 (unaudited), respectively.

Rent expense for our facilities was $228 thousand (unaudited), $209 thousand (unaudited) and $279 thousand for the nine months ended September 30, 2016 and 2015, and the year ended December 31, 2015 respectively.

European Union value-added tax – In 2011 the Company initiated discussions with Ireland Revenue regarding the proper treatment for value-added tax (“VAT”) on the transfer of virtual goods to users located in the European Union in exchange for virtual currency provided to those users from the Facebook platform. The Company’s position was that it was not liable for this VAT. Initial responses from Ireland Revenue had indicated that they disagreed with our position and that the Company had a VAT obligation. Based on the information available, CSIL accrued an estimate of the potential liability, including interest, of $3.1 million as of December 31, 2013. The related expense was deferred and recognized as an offset to revenue over the same Paying User Life as the related revenue.

On March 12, 2014, Ireland Revenue issued a Notice of Assessment of Tax Payable by CSIL for the period January 2011 through December 2013 in the amount of $1 million. In response, on March 27, 2014, CSIL issued a Notice of Appeal. In August 2014 the Company made an offer of settlement of 900 thousand Euros as full and final settlement of all VAT liabilities and closure of the Revenue audit (discussed in Note 4). A further revised offer was made in November 2014 to address Ireland Revenue’s requirement for prepayment of the settlement amount. As of December 31, 2014, the settlement had not yet been accepted and $1.2 million remained accrued as a liability. In April 2015, Ireland Revenue accepted the prepaid settlement offer and the audit was concluded. In July 2015, CSIL ceased operations and settled all remaining obligations. As of December 2015, CSIL received final clearance from Ireland Revenue for all tax obligations.

Legal matters – On February 28, 2012, Gametek LLC (“Gametek”) filed suit against a number of defendants, including CSIL, Crowdstar, and Crowdstar Network LLC for patent infringement. Crowdstar consented to its case being related to the cases of Zynga, Inc., Funzio, Inc., and Electronic Arts Inc. The four defendants moved for judgment on the pleadings and on April 25, 2014 the motion was signed and the case dismissed. Gametek filed a Notice of Appeal on May 7, 2014, appealing to the United States Court of Appeals for the Federal Circuit on the motion for judgment on the pleadings, which remained pending at December 31, 2014. In March 2015, Gametek’s motion for appeal regarding the dismissed trademark lawsuit was denied and the case was thus concluded.

We expense legal fees in the period in which they are incurred.

NOTE 9 – RELATED-PARTY TRANSACTIONS

The Company expensed $72 thousand (unaudited), $26 thousand (unaudited) and $30 thousand for the nine months ended September 30, 2016 and 2015 and the year ended December 31, 2015, respectively, for consulting services provided by an affiliate of the Company. These amounts were paid during the respective period, with the exception of $14 thousand (unaudited) and $1 thousand at September 30, 2016 and December 31, 2015, respectively, which were included within accounts payable in the consolidated financial statements.

A controlling stockholder of the Company also holds a controlling interest in another company with which Crowdstar has historically engaged in multiple transactions, including technology purchases and licensing arrangements. Related amounts capitalized in intangible assets at September 30, 2016 (unaudited) and December 31, 2015 was $213 thousand for both periods.

CROWDSTAR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SUBSEQUENT EVENTS

We have evaluated subsequent events through June 23, 2016, which represents the date the consolidated financial statements were available to be issued.

NOTE 11 – SUBSEQUENT EVENTS (UNAUDITED)

As a result of the closure of CSIL in December 2015, CS Lux commenced voluntary liquidation proceedings and was officially struck off in October 2016.

On November 2, 2016, Glu Mobile Inc. (Glu) acquired shares representing approximately 80.6% of the issued and outstanding voting power of the Company for approximately $40.8 million in cash. On December 6, 2016, Glu acquired the remaining issued and outstanding shares for 100% ownership. An aggregate of approximately $45.5 million was paid by Glu to acquire 100% of the Company. As a result of the acquisition, there was no pay out of the Acquisition Bonus Plan, Chief Executive Officer Carveout Plan, SAR Plan or the Chief Executive Officer Acquisition Bonus Plan.

In November 2016 both the bank revolving credit facility and the venture loan outstanding (see Note 5) were paid off in full, including loan principal, accrued interest, and in the case of the venture loan, the $60k balloon payment and 2% prepayment penalty.